SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 12, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

Pacific Gas and Electric Company Bankruptcy

A.  Stay of Confirmation Trial

            As ordered by the United States Bankruptcy Court for the Northern District of California (Bankruptcy Court), on March 10, 2003, Pacific Gas and Electric Company (Utility), the California Public Utilities Commission (CPUC), and certain other parties attended a pre-settlement conference meeting with a settlement judge to assess whether the settlement judge would proceed with a judicially supervised settlement conference at which the parties could explore the possibility of resolving differences between the Utility’s proposed plan of reorganization (Utility Plan) and the alternative proposed plan of reorganization presented by the CPUC and the Official Committee of Unsecured Creditors.  On March 11, 2003, at the request of the settlement judge who advised the Bankruptcy Court that he has decided to proceed with the settlement conference, the Bankruptcy Court ordered a 60-day stay on all proceedings in the confirmation trial and vacated certain dates the Bankruptcy Court previously had set in its March 6, 2003 supplemental discovery and trial scheduling order.  The Bankruptcy Court did not stay proceedings related to ordinary case motions, claims objections, and certain other matters not related to the confirmation trial.

            The Bankruptcy Court indicated it will conduct a status conference on May 12, 2003 to schedule further matters relating to discovery and the resumption of the confirmation trial, if necessary.

B. Express Preemption Appeal

            On or about March 10, 2003, the United States Court of Appeal for the Ninth Circuit set oral argument for May 14, 2003 in the CPUC’s and other parties’ appeals of the August 30, 2002 order issued by the United States District Court for the Northern District of California that reversed the Bankruptcy Court’s earlier ruling that bankruptcy law did not expressly preempt state laws in connection with the confirmation of the Utility Plan.  The District Court agreed with PG&E Corporation and the Utility that bankruptcy law expressly preempts nonbankruptcy laws that would otherwise apply to bar, among other things, transactions necessary to implement the reorganization plan. The CPUC and other parties have argued that bankruptcy law does not permit express preemption.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: LINDA Y.H. CHENG

LINDA Y.H. CHENG Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY
By: LINDA Y.H. CHENG

LINDA Y.H. CHENG Corporate Secretary

Dated:  March 12, 2003